CURCIO
+ COHEN
CERTIFIED PUBLIC ACCOUNTANTS PC 7 PENN PLAZA , SUITE 1500, NEW YORK NY 10001
TEL: 212 557-9800 · FAX: 212 557-9819 · website: w ww.cwccpafirm.com
Report of Independent Registered Public Accounting Firm
Managing Member
Park Bridge Lender Services LLC
Montclair, NJ
We have examined management's assertion, included in the accompanying Management's Report on
Assessment of 2015 Compliance by Park Bridge Lender Services LLC with Regulation AB Servicing
Criteria ("Management's Report"), that Park Bridge Lender Services LLC (the "Company") complied with the servicing criteria set forth in Item 1122(d) of the U.S. Securities and Exchange Commission's
Regulation AB as of and for the year ended December 31, 2015, excluding those criteria noted as not applicable (N/A) within Exhibit B to Management's Report. The transactions covered by this report are only those transactions processed by the Company in its capacity as trust advisor or operating advisor for the asset backed securities transactions (the "Platform") identified in Management's Report. Reference
Exhibit A to Management's Report for the transactions covered by this examination. Management is responsible for the Company's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management's assertion based on our examination.
Our examination was conducted in accordance with attestation standards of the Public Company
Accounting Oversight Board (United States) and, accordingly, including examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of a selected sample of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the applicable servicing criteria during the specified period. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our examination was not designed to detect material noncompliance arising from errors that may have occurred prior to or subsequent to our tests, that may have affected the Company's servicing activities during the period covered by this report.
We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the applicable servicing criteria.
In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria identified in Exhibit B to Management's Report with respect to the transactions identified in Exhibit A to Management's Report as of and for the year ended December 31, 2015, for the
Platform, is fairly stated in all material aspects.
/s/ Curcio
&
Cohen, CPA'S, P.C.
Curcio
&
Cohen, CPA'S, P.C.
New York, NY
February 15, 2016
MEMBER OF THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS